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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

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                                   FORM 8-A/A

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                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                 DATASCOPE CORP.

             (Exact name of registrant as specified in its charter)

               Delaware                                   13-2529596
(State of incorporation or organization)       (IRS Employer Identification No.)

14 Philips Parkway, Montvale, New Jersey                            07645
(Address of principal executive offices)                          (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

        Title of each class                    Name of each exchange on which
        to be so registered                    each class is to be registered

Rights to Purchase Series A Preferred Stock        The Nasdaq Stock Market
Under the Rights Plan

      If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.[ ]

      If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.[ ]

      Securities Act registration statement file number to which this form relates: ___________ (if applicable)

      Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                (Title of Class)


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Item 1.  Description of Registrant's Securities to be Registered.

      On May 16, 2000, the Board of Directors of Datascope Corp., a Delaware corporation (the "Corporation"), authorized the Corporation to amend its existing Rights Agreement, dated as of May 22, 1991 (the "Rights Agreement"), between the Corporation and Continental Stock Transfer & Trust Company (the "Rights Agent"). The First Amendment to Rights Agreement provides for (i) an extension of the final expiration date of the Rights Agreement from June 2, 2001 to June 2, 2011 and (ii) a change in the purchase price of the Rights from $300.00 to $200.00 per one one-thousandth of a share of Series A Preferred Stock, subject to adjustment.


Item 2.  Exhibits.

1. Rights Agreement, dated as of May 22, 1991, between the Corporation and the Rights Agent (incorporated by reference to Registration Statement on Form 8-A filed on May 31, 1991 (File No. 00-6516).

2. First Amendment to Rights Agreement, dated as May 24, 2000, by and between the Corporation and the Rights Agent (filed herewith).



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                                    SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


Dated: May 24, 2000                     DATASCOPE CORP.


                                             By: /s/ Murray Pitkowsky
                                                --------------------------------
                                                Name: Murray Pitkowsky
                                                Title:   Senior VP and Secretary





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                      FIRST AMENDMENT TO RIGHTS AGREEMENT

      This First Amendment to the Rights Agreement, dated as of May 24, 2000 (this "Amendment"), by and between Datascope Corp., a Delaware corporation (the "Corporation"), and Continental Stock Transfer & Trust Company (the "Rights Agent").

                              W I T N E S S E T H:
                              - - - - - - - - - -

      WHEREAS, the Corporation and the Rights Agent entered into a Rights Agreement dated as of May 22, 1991 (the "Rights Agreement"); and

      WHEREAS, pursuant to Section 27 of the Rights Agreement, the Corporation desires to amend the Rights Agreement as set forth below.

      NOW THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties do hereby agree as follows:

      1. Amendments.

            (i) Section 7(a) of the Rights Agreement is hereby amended by deleting "June 2, 2001" from clause (i) thereof and inserting in lieu thereof "June 2, 2011."

            (ii) Section 7(b) of the Rights Agreement is hereby amended to read in its entirety as follows:

            "(b) The Purchase Price of each one one-thousandth of a share of Preferred Stock pursuant to the exercise of a Right shall initially be two hundred dollars ($200.00), and shall be subject to adjustment from time to time as provided in Sections 11 and 13(a) hereof and shall be payable in accordance with paragraph (c) below."

      2. Rights Agreement. Except as set forth in this Amendment, all other terms and conditions of the Rights Agreement shall remain unchanged and in full force and effect.

      3. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

      4. Headings. The headings of the paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any provision of this Amendment.



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      IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed on its behalf as of the date first above written.


                                      DATASCOPE CORP.


                                      By: /s/ Murray Pitkowsky
                                         ----------------------------------
                                          Name: Murray Pitkowsky
                                          Title:   Senior VP and Secretary



                                      CONTINENTAL STOCK TRANSFER
                                      & TRUST COMPANY


                                      By: /s/ William F. Seegraber
                                         ----------------------------------
                                          Name: William F. Seegraber
                                          Title:   Vice President




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